EXHIBIT 21

             Significant Subsidiaries of PSEG Energy Holdings L.L.C.(A)

    Subsidiary                   Jurisdiction of Incorporation or Organization
    ----------                   ---------------------------------------------
PSEG Resources Inc.                             New Jersey
PSEG Global Holding Inc.                        Cayman Islands
PSEG Global Inc.                                New Jersey
PSEG Global USA Inc.                            New Jersey
PSEG International Inc.                         Delaware
PSEG Americas Inc.                              Delaware
PSEG Americas Ltd.                              Bermuda
PSEG Global International LLC                   Delaware

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(A)   PSEG Energy Holdings L.L.C. is the successor to PSEG Energy Holdings Inc.
      On October 1, 2002 PSEG Energy Holdings Inc. was merged into PSEG Energy Holdings L.L.C.